Exhibit 4.10

Dated the 8th day of April 2020

SHK SHEUNG SHUI LANDMARK INVESTMENT LIMITED

AND

KAYSER LIMITED

TENANCY AGREEMENT

of

Offices Nos. 1823-1823A on Level 18 of
Landmark North, Fanling Sheung Shui Town Lot No.94

Ref: LN/20200202ff A(renew)/kt/bc

INDEX OF CONTENTS

SECTION I - AGREEMENT		1
1.	Premises, Term and Rent	1

SECTION II - RENT AND OTHER CHARGES		2
2.1	Rent and Other Charges	2
2.2	Air-Conditioning and Management Charges	2
2.3	Utility Charges and Deposits	3
2.4	Rates & Taxes	3
2.5	Interest and Legal Costs	4

SECTION III - TENANT’S OBLIGATIONS		5
3.1	Compliance with Ordinances	5
3.2	To Fit Out Premises	5
3.3	To Keep the Interior in Good Repair	6
3.4	Replacement of Windows	6
3.5	(a) Installation of Telephone Cables	6
	(b) Electrical and Gas Installations	6
	(c) Air-conditioning System	7
	(d) Checking of Condition and Appliances	7
	(e) Security System	7
3.6	Sanitary and Water Apparatus	7
3.7	Cleaning of Drains, Air Filter/Extractor Units	7
3.8	Indemnity against Loss/Damage from Interior Defects	8
3.9	Contents	8
3.10	Protection from Typhoons	8
3.11	Entry by Landlord	8
3.12	To Execute Repairs on Receipt of Notice	9
3.13	Inform Landlord of Damage	9
3.14	Infestation	9
3.15	Damage to Building	9
3.16	To Comply with Government Lease	9
3.17	To Comply with Deed of Mutual Covenant, House Rules, General Rules, Car Park Rules and Club Rules	10
3.18	Viewing and Letting and Selling Notices	10
3.19	Contractors, Servants, Agents, Licensees, Visitors	10
3.20	Load and Unload through Cargo Lift	10
3.21	Refuse and Garbage Removal	10
3.22	Window Cleaning	11
3.23	Yield Up the Said Premises and Handover	11
3.24	Indemnity and Insurance	12
3.25	Keep and Maintain Electricity and Water Supply Accounts	13
3.26	Pipes and Conduits	13

i

SECTION IV - LANDLORD’S OBLIGATIONS		14
4.1	Quiet Enjoyment	14
4.2	Government Rent	14
		14
SECTION V - RESTRICTIONS AND PROHIBITIONS		14
5.1	Installations and Alterations	14
5.2	Injury to Main Walls	17
5.3	Damage to Walls, Ceilings and Floors	17
5.4	Damage to Common Areas	17
5.5	Nuisance or Annoyance	17
5.6	Noise	17
5.7	Signs	18
5.8	User	18
5.9	Illegal or Immoral Use	18
5.10	Manufacture of Goods	18
5.11	Unlawful or Dangerous Goods	18
5.12	Obstructions	19
5.13	Prevention of Odours	19
5.14	Animals, Pets	19
5.15	Subletting, Assigning	19
5.16	Breach of Government Lease or Deed of Mutual Covenant	20
5.17	Breach of Insurance Policy	20
5.18	Aerials	21
5.19	Air-conditioning	21
5.20	No Touting	21
5.21	Use of Common Areas	21
5.22	Food Restriction	21
5.23	Flat Roof(s) and Window(s)	21

SECTION VI - EXCLUSIONS		22
6.1	(a) Common Services and Facilities	22
	(b) Electricity/Gas/Water Supply	22
	(c) Fire and Overflow of Water, Vermin	22
	(d) Non-enforcement	23
	(e) Security	23
	(f) Vehicles	23
6.2	Exemptions Extend to Landlord’s Agent and Manager	23
6.3	No Duty for Landlord to Insure	23

SECTION VII - ABATEMENT OF RENT		24
7.	Abatement	24

SECTION VIII - DEFAULT		25
8.1	Default	25
8.2	Exercise of Rights	26
8.3	Acceptance of Rent	26
8.4	Acts of Contractors, Guests, Servants, Agents, Licensees and Visitors	26
8.5	Distraint	26

ii

SECTION IX - DEPOSIT		26
9.1	Deposit	26
9.2.	Increase of Deposit	27
9.3	Repayment of Deposit	27
9.4	Deposit Not Rent	27
9.5	Transfer of Deposit	27

SECTION X - INTERPRETATION AND MISCELLANEOUS		28
10.1	Condonation Not a Waiver	28
10.2	Definition of Common Areas and Common Services and Facilities	28
10.3	Name of Development	29
10.4	Introduction of Rules and Regulations	29
10.5	Service of Notices	30
10.6	No Fine	30
10.7	Exclusion of Warranties	30
10.8	Special Conditions	30
10.9	Joint and Several Liability	30
10.10	Genders and Plurals	31
10.11	Marginal Notes, Headings and Index	31
10.12	Stamp Duty and Costs	31
10.13	Each Provision Independent and Severable	32
10.14	Early Termination on Redevelopment Etc.	32
10.15	Time	32
10.16	Governing Law	33
10.17	Rights of Third Party	33

iii

THIS TENANCY AGREEMENT	made this 8th day of April Two thousand and Twenty

Parties	BETWEEN the party named and described as Landlord in Part I of the First Schedule hereto (hereinafter referred to as “the Landlord” which expression shall where the context admits include its successor(s) in title and assign(s) and any person(s) or company(ies) for the time being entitled to the immediate reversion expectant upon the term hereby created) of the one part and the party named and described as Tenant in Part II of the First Schedule hereto (hereinafter referred to as “the Tenant”) of the other part.

	WHEREBY IT IS AGREED as follows :-

SECTION I AGREEMENT

Premises Term Rent	1.	In consideration of the rent and the Tenant’s covenants hereinafter reserved and contained, the Landlord hereby lets to the Tenant All Those the premises more particularly described in Part III of the First Schedule hereto (hereinafter referred to as “the said premises”) Together with the use in common with the Landlord and all others having the like right of the common areas and the common services and facilities in the building of which the said premises form part (hereinafter referred to as “the said building”) insofar as the same are necessary for the proper use and enjoyment of the said premises (except insofar as the Landlord and/or the manager of the said building may from time to time restrict such use) for the term specified in Part IV of the First Schedule hereto (hereinafter referred to as “the said term”) EXCEPT AND RESERVED unto the Landlord and the manager of the said building and all persons authorized by the Landlord or the manager of the said building all such rights and privileges as are reserved unto the Landlord and/or the manager of the said building under the Deed of Mutual Covenant and (if any) the Management Agreement of the said building (hereinafter referred to as “the Deed”, which expression shall also mean and include any and all such supplemental deed(s), supplemental agreement(s) and variation(s) and amendment(s) thereto) YIELDING AND PAYING therefor throughout the said term the rent as set out in Part V of the First Schedule hereto and, if payable by the Tenant hereunder and as set out in Part VI of the First Schedule hereto, the Air-Conditioning and Management Charges and other charges (all of which are unless the context otherwise requires hereinafter included under the term “the rent”) which shall be paid together with all other outgoings incurred in respect of the said premises in advance clear of all deductions whatever (whether legal or equitable) by consecutive monthly payments on the first day of each calendar month the first and the last of such payments to be apportioned according to the number of days respectively in the first and the last month of the said term as included in the said term and the first of such payments shall be made upon the signing hereof. If the day on which the rent and other charges and rates fall due for payment under this Agreement is a public holiday, the relevant payment shall be deemed due and be payable on the preceding business day.

SECTION II
RENT AND OTHER CHARGES

	2.	The Tenant hereby agrees with the Landlord as follows :-

Rent and Other Charges	2.1	To pay the rent and other charges promptly on the days and in the manner hereinbefore provided for payment thereof and by bankers’ standing order or by direct debit if so demanded.

Air-Conditioning and Management Charges	2.2	(i)	If under this Agreement and as more particularly provided and stipulated in Part V of the First Schedule hereto the Tenant shall pay the Air-Conditioning and Management Charges in respect of the said premises, to pay and discharge promptly on the days and in the manner hereinbefore provided for payment therefor and by bankers’ standing order or by direct debit if so demanded a fixed monthly sum as determined by the Landlord or the manager of the said building to be the Tenant’s share of the Air-Conditioning and Management Charges payable in respect of the said premises. Such fixed monthly sum shall initially be in the amount as set out in Part VI of the First Schedule hereto. The Landlord or the manager of the said building shall be entitled to review such charges every year. If the increase exceeds 10%, the Landlord will give a brief memorandum, but in any event the said assessment shall be conclusive.

		(ii)	If air-conditioning is provided by the Landlord and the Tenant shall require air-conditioning to be provided by the Landlord outside the normal operating hours as specified in Part VIII of the First Schedule hereto, the Landlord shall be entitled to charge for such supply which supply shall be subject to feasibility and prior reasonable notice of such request to the Landlord. The Tenant shall pay the cost of the additional air-conditioning on receipt of the demand note therefor which may be rendered weekly or at such other intervals as the Landlord may decide.

		(iii)	To pay the Landlord or the manager of the said building forthwith upon demand the cost of affixing repairing or replacing as necessary the Tenant’s name in lettering to the directory board (if any) at the said building.

Utility Charges and Deposits	2.3	To be solely responsible for and pay and discharge promptly all deposits and charges in respect of water, electricity, gas, telephone and any other utility as may be shown by or operated from the Tenant’s own metered supplies or by accounts rendered to the Tenant by the appropriate utility companies in respect of all such utilities consumed on or in or for the benefit of the said premises provided that if the Landlord has already paid for any of such deposits, the same shall be reimbursed by the Tenant to the Landlord upon demand.

Rates and Taxes	2.4	(i)	If under this Agreement and as more particularly provided and stipulated in Part V of the First Schedule hereto the Tenant shall pay the rates in respect of the said premises, to pay and discharge promptly all rates quarterly in advance within the months of January, April, July and October and to pay all taxes, assessments, duties, charges, impositions and outgoings of an annual or recurring nature now or hereafter to be assessed, imposed, levied or charged by the Government of the Hong Kong Special Administrative Region (hereinafter referred to as “the HKSAR”) or other lawful authority(ies) upon the said premises or upon the owner or occupier thereof (Property Tax excepted). Without prejudice to the generality of this sub-clause the Tenant shall pay all rates imposed on the said premises in the first place to the Landlord who shall settle the same with the Government of the HKSAR.

		(ii)	In the event that an assessment to rates in respect of the said premises shall be raised upon the Landlord direct the Landlord shall during the month immediately preceding any quarter in respect of which such rates may fall due be at liberty to debit the Tenant with and/or notify the Tenant of the amount thereof and the same shall forthwith be paid by the Tenant to the Landlord whereupon the Landlord shall account for the same to the Government of the HKSAR.

		(iii)	In the event that no valuation or assessment of rates of the said premises shall have been made in accordance with the Rating Ordinance (Cap. 116) or any statutory amendment or modification thereof for the time being in force the Tenant shall pay to the Landlord an amount equivalent to rates payable on the annual rent of the first year on a quarterly basis in advance and any over-payment or under-payment by the Tenant on such interim valuation shall be adjusted when a valuation and assessment of rates of the said premises under the Rating Ordinance shall have been made known.

		(iv)	If under this Agreement and as more particularly provided and stipulated in Part V of the First Schedule hereto the Tenant shall pay the Government rent in respect of the said premises, to pay and discharge the Government rent now or hereafter payable imposed levied or assessed in respect of the said premises. The Tenant shall unless the Landlord otherwise directs pay all such Government rent in the first place to the Landlord, who shall settle the same with the Government of the HKSAR and in the event of such rent not having been assessed the Tenant shall pay to the Landlord on account of the Tenant’s liability under this Clause a sum equivalent to rates payable on the annual rent of the first rental payable year on quarterly basis in advance, and any overpayment or underpayment by the Tenant shall be adjusted when such rent is assessed.

		(v)	The Landlord shall be entitled to treat non-payment of any amount debited to the Tenant in accordance with the foregoing provisions of this Clause or any part thereof in all respects as non-payment of rent under this Agreement.

		(vi)	If under this Agreement the Tenant is not obliged to pay the rates and/or Government rent in respect of the said premises, sub-clauses (i) to (v) of this Clause and all the other part(s) of this Agreement touching on the duty or liability on the part of the Tenant to pay the rates and/or Government rent of the said premises shall save as otherwise agreed and stipulated herein be of no effect whatsoever.

Interest and Legal Costs	2.5	Notwithstanding anything herein contained, the Landlord shall have the right to charge by way of additional rent interest at the rate of 1.25% per month in respect of any payment(s) to be made by the Tenant to the Landlord under this Agreement which shall be more than fifteen (15) days in arrears (whether legally or formally demanded or not) and such interest shall be payable by the Tenant to the Landlord on demand calculated from the date upon which such payment(s) in arrears fell due (and not fifteen (15) days thereafter) until the date of actual payment Provided that the demand and/or receipt by the Landlord of interest pursuant to this provision shall be without prejudice to and shall not affect the right of the Landlord to exercise any other right or remedy hereof (including the right of re-entry) exercisable under the terms of this Agreement. The Landlord shall further be entitled to recover from the Tenant as a debt under this Agreement all expenses including fees paid to debt collectors appointed by the Landlord and all solicitors’ and/or counsel’s fees and court fees incurred by the Landlord for the purpose of recovering the rental in arrears and/or other moneys unpaid or any part thereof from the Tenant and fee paid to leasing agent(s) for re-letting of the said premises in the event of earlier termination of this Agreement as resulted from the Tenant’s breach of any term or condition hereof including but not limited to repudiation or anticipatory repudiation of this Agreement by the Tenant on a full indemnity basis together with such sum or sums as shall be determined by the Landlord as being collection charges for the additional work incurred by the Landlord and its staff and/or the manager of the said building (as the case may be) in recovering the said arrears and/or unpaid sums or any part thereof.

SECTION III

TENANT’S OBLIGATIONS

	3.	The Tenant hereby agrees with the Landlord as follows :-

Compliance with Ordinances	3.1	To observe, obey and comply with and to fully indemnify the Landlord against the breach by the Tenant of all ordinances, regulations, bye-laws, rules and requirements of any Governmental or other competent authority of the HKSAR relating to the use and occupation of the said premises by the Tenant or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any servant, employee, agent, licensee or visitor of the Tenant or occupier and to notify the Landlord forthwith in writing of any notice received from any statutory or public authority concerning or in respect of the said premises or any services supplied thereto or of a possible breach of this Clause.

To Fit Out Premises	3.2	Unless otherwise provided to the contrary herein, to fit out the interior of the said premises in accordance with such plans and specifications as shall have been first submitted to and approved in writing by the Landlord in good and proper workmanlike fashion using good quality materials and in all respects in a style and manner appropriate to a first class office building or complex to the satisfaction of the Landlord and to maintain the same in good repair and condition throughout the said term. All detailed fitting out plans including mechanical and electrical drawings must be submitted to the Landlord or its agent or the manager of the said building for the Landlord’s written approval prior to commencement of fitting out works. 14 working days will be required for the Landlord to give approval or disapproval. The Tenant will not cause or permit to be made any variation to the approved fitting out plans and specifications or to the interior design or layout of the said premises without any previous approval in writing of the Landlord. The Tenant shall comply with the provisions of this Agreement regarding installation and alterations in respect of such fitting out. The Tenant shall not carry out any fitting out work prior to the Landlord’s written approval of the aforesaid plans and specifications and it shall be a condition precedent to the granting of any approval under this Clause that the Tenant shall reimburse to the Landlord any fees and/or costs as may be incurred by the Landlord for the said approval and shall pay debris removal deposit, debris removal fee, temporary electricity charges and other ancillary fee(s)/charge(s) at the amount to be advised by the manager of the said building prior to commencement of the fitting out works for the said premises.

To Keep the Interior in Good Repair	3.3	To keep and maintain at the expense of the Tenant all the interior parts of the said premises including the flooring and interior plaster or other finishing, material or rendering to walls, floors and ceilings and (if any) the Landlord’s fixtures, fittings and furnishings therein and all additions thereto including (without limitation) all doors, windows, window frames, electrical, plumbing and other installations and wiring, piping, conduits, light fittings, suspended ceilings, fire alarm system, fire fighting equipment and apparatus and air-conditioning ducting and all waste, drain, water and other pipes and sanitary apparatus and fittings therein and all painting, papering and decoration thereof in good, clean, tenantable, substantial and proper repair and condition (fair wear and tear excepted) and as may be appropriate from time to time properly painted and decorated and so to maintain the same at the expense of the Tenant and to deliver up the same to the Landlord at the expiration or sooner determination of the said term in like condition.

Replacement of Windows	3.4	To reimburse to the Landlord on demand the cost of replacing all broken and damaged windows and glass of the said premises whether or not the same be broken or damaged by the negligence of the Tenant.

Installation of Telephone Cables	3.5	(a)	To make his own arrangements with such relevant company(ies) with regard to the installation of telephones and other communication systems in the said premises, but the installation of telephone lines and communication lines outside the said premises must be in accordance with the directions given by the Landlord and/or the manager of the said building.

Electrical and Gas Installations		(b)	To repair or replace if so required by the appropriate utility company, authority or statutory undertaker as the case may be under the terms of the Electricity Supply Ordinance or any other Ordinance or Ordinances or any statutory modification or re-enactment thereof or any Orders in Council or Regulations made thereunder or if the same become dangerous or unsafe all the electrical and gas wiring, piping, installations, telephone lines, computer set-up and fittings within the said premises and the wiring and piping from the Tenant’s meter or meters to the said premises and to give notice in writing to the Landlord when any electrical and/or gas wiring, piping, installation, telephone lines, computer set-up or fitting of the said premises shall become dangerous or unsafe and the Tenant shall use only a contractor approved in writing by the Landlord for the purposes of the said repair or replacement. The Tenant shall permit the Landlord or its authorised representatives or servants or agents to test the Tenant’s electrical and/or gas wiring, piping, installations, telephone lines, computer set-up and fittings in the said premises at any time upon request being made. The Tenant shall fully indemnify the Landlord and hold it harmless against any cost, claim, damage or proceedings resulting from or attributable to any malfunctioning or disrepair of the electrical and/or gas wiring, piping, installations or telephone lines, computer set-up or fittings or apparatus in or belonging to the said premises.

Air-conditioning System	(c)	To maintain and keep the air-conditioning system (if any) of the said premises including any fan-coil, conduits, air-cooling and circulating units installed within or exclusively for the use of the said premises in all respects in a good clean proper and safe working order and condition and for such purposes the Tenant shall at his own expenses employ only such competent air-conditioning contractors as shall be approved in writing by the Landlord. The Landlord may at its sole and absolute discretion designate such interval of time or times for such maintenance works to be effected.

Checking of Condition and Appliances	(d)	To permit the Landlord and/or the Landlord’s authorised representatives or servants or agents as shall be specified from time to time by the Landlord at any time during the said term to enter the said premises to check the state of repair and condition of the said premises and the air-conditioning system (if any), the furnishings and the appliances on or within the said premises.

Security System	(e)	To ensure that its own security system within and at the entrance of the said premises (if any) is at all times compatible with and linked up to the security system for the said building (if any).

Sanitary and Water Apparatus	3.6	To maintain at the expenses of the Tenant all toilets and the sanitary and water apparatus in the said premises (if any) or used exclusively by the Tenant its agents servants employees workmen or visitors in a good, clean and tenantable manner and in proper repair and condition at all times during the said term to the satisfaction of the Landlord and in accordance with the regulations or bye-laws of all Public Health and other Government authorities concerned.

Cleaning of Drains, Air Filter/Extractor Units	3.7	To pay to the Landlord on demand all costs incurred by the Landlord in cleaning, clearing, repairing or replacing any of the drains, pipes or sanitary or plumbing or air filtering and extracting apparatus in the said building that become choked or stopped up owing to the careless or improper use or neglect by the Tenant or any servant, employee, agent, contractor, invitee, visitor or licensee of the Tenant and to fully indemnify the Landlord against any cost, claim or damage caused thereby or arising therefrom.

Indemnity against Loss/Damage from Interior Defects	3.8	To be wholly responsible for and to fully indemnify the Landlord against any loss, damage or injury caused to any person whomsoever or to any property whatsoever whether directly or indirectly through the defective or damaged condition or operation of any part of the interior of the said premises or any part of the fire fighting equipment or apparatus or any furniture or fixtures or fittings or furnishings or plumbing, electrical, computer or other installations or telephone lines or wiring or piping therein the repair of which the Tenant is responsible for hereunder or through or in any way caused by or owing to the spread of fire or smoke or fumes or the leakage or overflow of water of whatsoever origin including storm or rain water to or from the said premises or any part thereof or through the act, default or neglect of the Tenant, its servants, employees, agents, licensees or contractors and to keep the Landlord fully indemnified against all costs, claims, demands, actions and legal proceedings whatsoever made upon the Landlord by any person in respect of any loss, damage or injury as aforesaid and all costs and expenses incidental thereto.

Contents	3.9	To be wholly responsible for and to fully indemnify the Landlord against any loss or damage to property within the said premises including without limitation all the furnishings therein.

Protection from Typhoons	3.10	To take all necessary and appropriate precautions to protect the interior of the said premises against damage by storm, rainfall, typhoon or the like threats and in particular to ensure that all exterior doors and windows are securely fastened upon the threat of such adverse weather conditions.

Entry by Landlord	3.11	To permit the Landlord and the manager of the said building and all persons authorised by them with or without workmen or appliances at all reasonable times and upon reasonable prior notice to enter and view the state of repair and condition of the said premises, to take inventories of the Landlord’s fixtures and fittings therein and the furnishings, to test the electric wiring, to read the meters and to carry out any works, repairs or maintenance which require to be done to the said premises, the common areas, the common services and facilities or any other part or parts of the said building and to remedy any breach of the Tenant’s covenants in this Agreement and to carry out any work or repair required to be done by the Tenant hereunder, which the Tenant will have failed to do despite notice having first been given to the Tenant by the Landlord causing as little nuisance, annoyance or inconvenience to the Tenant and/or the occupiers of the said premises as possible Provided that in the event of an emergency the Landlord, its authorised representatives or servants or agents may enter without notice and forcibly if need be.

To Execute Repairs on Receipt of Notice	3.12	To make good all defects and wants of repair to the said premises for which the Tenant may be liable within the space of fourteen (14) days from the receipt of written notice from the Landlord or its authorised representatives to repair and make good the same, and if the Tenant shall fail to execute such works or repairs as aforementioned, to permit the Landlord or its authorised representatives or servants or agents to enter upon the said premises and forcibly if need be and execute the same at the sole expense of the Tenant and the costs and expenses thereof shall be a debt due from the Tenant to the Landlord and be recoverable forthwith by action.

Inform Landlord of Damage	3.13	To give notice in writing to the Landlord or its representative or agent of any damage that may be caused to the said premises or to persons thereupon and of any defects in the furnishings, the fire fighting equipment and apparatus, the water pipes, gas pipes, plumbing, telephone lines, electrical or other installations or wiring or piping or other fittings, fixtures and fittings or facilities provided by the Landlord within seven days from the Tenant becoming aware of any such damage or defect.

Infestation	3.14	At the Tenant’s expense to take all such steps and precautions as shall be required by the Landlord to prevent the said premises or any part thereof from becoming infested by termites, rats, mice, roaches or any other pests or vermin. The Tenant shall employ at the Tenant’s own cost and expense such pest extermination contractors as the Landlord may approve and at such intervals as the Landlord may direct.

Damage to Building	3.15	To fully indemnify the Landlord on demand the costs of repairing any part of the said building or the common areas or any of the common services and facilities installed therein that may be damaged by reason of any act, default, neglect or omission on the part of the Tenant, its agents, servants, employees, contractors, visitors or licensees.

To Comply with Government Lease	3.16	To observe, obey and comply with and to keep the Landlord fully indemnified against any breach by the Tenant or any contractor, servant, employee, visitor, agent or licensee of the Tenant of the terms, conditions and covenants of the Government Lease or (as the case may be) Leases or other grant or grants under which the land(s) on which the said building is erected is/are held from the Government (hereinafter referred to as “the said Lot”) and of the provision as regards the user of the said premises as contained in the relevant part(s) of the Occupation Permit issued in respect of the said building.

To Comply with Deed of Mutual Covenant, House Rules, General Rules, Car Park Rules and Club Rules	3.17	To observe, obey and comply with and to keep the Landlord fully indemnified against any breach by the Tenant or any contractor, servant, employee, visitor, agent or licensee of the Tenant of all the terms, conditions, provisions and covenants of the Deed (if any) and such house rules, general rules, car park rules and club rules as may from time to time be made by the manager of the said building, and, if there is the Deed, in accordance with the provisions of the Deed.

Viewing and Letting and Selling Notices	3.18	To allow at all reasonable times within six (6) calendar months immediately preceding the expiration or sooner determination of the said term prospective tenants or purchasers or occupiers to inspect and view the said premises and allow the Landlord to maintain affix and exhibit without interference upon any external part or parts of the said premises or where the Landlord shall think fit a notice or notices indicating that the said premises are to become vacant and available for selling or letting and such other information in connection therewith as the Landlord shall reasonably require which notice or notices the Tenant shall not remove or conceal.

Contractors, Servants, Agents, Licensees, Visitors	3.19	To be responsible and liable to the Landlord for the acts, neglects, omissions and defaults of all contractors, servants, employees, agents, licensees, visitors and, if the Tenant is an individual, family member(s) of the Tenant or occupier of the said premises as if they were the acts, neglects, omissions and defaults of the Tenant itself and to fully indemnify the Landlord against all costs, claims, demands, expenses or liabilities to any third party in connection therewith and for the purposes of this Agreement “licensee” shall include any person present in, using or visiting the said premises with the consent of the Tenant, express or implied.

Load and unload through Cargo Lift	3.20	To load and unload goods and effects only at such times during daylight hours and through such cargo lifts and entrances (if any) and at such areas in the said building as may from time to time be designated by the Landlord or the manager of the said building, and in particular to give to the Landlord and the manager of the said building at least twenty four hours’ advance notice of the movement of furniture or large objects or large quantities of goods and effects of the Tenant.

Refuse and Garbage Removal	3.21	To be responsible for the disposal or removal of garbage, rubbish and refuse from the said premises to such places as may be designated by the Landlord or the manager of the said building and not to dispose of or discharge or permit or suffer to be disposed of or discharged any garbage, rubbish or refuse in any other part or parts of the said building and to use only that type of refuse bag or container as may be specified by the Landlord or the manager of the said building from time to time and shall keep the Landlord fully and effectually indemnified against any cost, claim, proceeding, loss, damage or injury caused to any person whomsoever or any property whatsoever whether directly or indirectly as a result of or due to the accumulation of such garbage, rubbish or refuse of the Tenant in or at the said premises or the said building.

Window Cleaning	3.22	To keep the windows of the said premises clean and in proper condition.

Yield Up the Said Premises and Handover	3.23	(a)	To quietly yield up and deliver the said premises together with the furnishings and all fixtures, fittings and additions therein and thereto at the expiration or sooner determination of this Agreement in good, clean and tenantable repair and condition (fair wear and tear excepted) in accordance with its covenants to repair herein contained notwithstanding any rule of law or equity to the contrary PROVIDED THAT all personal properties and effects, alterations, decorations, partitions, fixtures, fittings and additions therein and thereto of the Tenant or occupier of the said premises shall notwithstanding that the Landlord’s consent for the same may have been obtained or given or deemed to have been given if so required at the sole discretion of the Landlord be removed by and at the sole cost and expense of the Tenant at the expiration or sooner determination of this Agreement and the Tenant shall make good and repair in a proper and workmanlike manner all damage to the said premises the said building and the Landlord’s fixtures and fittings and the furnishings in the said premises caused by such removal and reinstate the whole or part of the said premises to the condition as they were in at the commencement of the said term AND thereupon to surrender to the Landlord or its agent all keys giving access to all parts of the said premises held by the Tenant and at the Tenant’s expense to remove from the doors of the said premises and the directory boards of the said building (if any) all lettering and characters and to make good any damage caused by such removal Provided that if the Tenant fails to remove its personal properties and effects as left in the said premises (hereinafter referred to as “the abandoned items”) the Landlord shall be entitled to give notice in writing to the Tenant to demand the Tenant to remove the abandoned items within three (3) days from the date of the said notice, failing which the Landlord shall be entitled to remove the abandoned items from the said premises without incurring any liability whatsoever to the Tenant therefor but at the costs and expenses of the Tenant to be reimbursed by the Tenant to the Landlord forthwith upon demand or to be recovered by the Landlord from the Tenant as a debt hereunder payable AND thereafter the Landlord may by further notice in writing to the Tenant to demand the Tenant to collect the abandoned items in the manner as may be stated in the said notice but upon full payment of the aforesaid costs and expenses and such further or other costs and expenses which may then have been incurred (including but not limited to storage charges or fees) within three (3) days from the date of the said further notice, failing which the Landlord shall be absolutely entitled to dispose of, sell, give away or otherwise deal with the abandoned items as it shall in its sole discretion see fit and the Tenant shall be deemed to have abandoned its right of ownership of the abandoned items and the right to re-claim the same and/or to claim against and recover from the Landlord any proceeds of sale of the abandoned items if sold by or through or by the order of the Landlord and the Tenant shall indemnify and keep the Landlord indemnified fully against all such demand, claim, proceedings and costs made and brought against the Landlord by any third party(ies) in connection with and/or for the re-claim or recovery of the abandoned items or any part(s) thereof or any proceeds from sale of the same or any part(s) thereof.

(b)	Notwithstanding anything contained herein, at the expiration or sooner determination of this Agreement the Landlord is absolutely entitled to at its sole discretion request for the retention of and retain all or any such furnishings, fixtures, fittings, additions, alterations, decorations, partitions and improvements installed erected or introduced in and to the said premises or any part(s) thereof for which the Landlord’s consent may have been obtained or given or deemed to have been given but without payment of any compensation for the same to the Tenant.

Indemnity and Insurance	3.24	(a)	To effect and maintain at all times during the currency of this Agreement comprehensive insurance cover to the satisfaction of the Landlord in respect of the following :-

(i)	Third Party
In respect of liability for loss injury or damage to any person or property whatsoever caused through or by any act default or neglect of the Tenant which might give rise to a claim for indemnity pursuant to Clause 3.8 (or, as in case of re-arrangement of clauses, such clause with margin note stating “Indemnity against Loss/Damage from Interior Defects”) hereof. The policy of insurance shall be endorsed to show the Landlord as the owner of the said premises and shall be in any amount not less than HK$2,500,000.00 (in the case of the said premises being not less than 5,000 square feet) or HK$1,000,000.00 (in the case of the said premises being less than 5,000 square feet) or in such amount as the Landlord may from time to time reasonably require and such insurance policy shall contain a clause to the effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled modified or restricted without the prior consent of the Landlord.

(ii)	Glass
All glass now or hereafter on or in the said premises for its full replacement value.

(iii)	Water Damage
Against damage to stock fixtures and fittings for the full insurable value occurring in respect of the use or misuse of the fire sprinkler system installed within the said premises or the incursion of water therein.

(iv)	Tenant’s Fittings and Stock
The Tenant’s fittings stock and equipment within the said premises against fire and extraneous perils for their fall replacement value.

(b)	To pay the premium in respect of any policies effected pursuant to this Clause upon the due date and whenever so required by the Landlord to produce to the Landlord a certified copy of such policies of insurance and the receipts for the last premium paid and certificates from the insurance companies that the policies of insurance are in all respects valid and subsisting and in the event of failure to do so the Landlord may effect such insurance either in its sole name or in the joint names of the Landlord and the Tenant (as the Landlord may in its discretion decide) and in such event to reimburse the Landlord on demand all costs and expenses thereby incurred by the Landlord.

Keep and Maintain Electricity and Water Supply Accounts	3.25	To keep and maintain at the Tenant’s sole cost and expense electricity and water supply account with the relevant power and supply companies for the supply of electricity and water to the said premises throughout the said term. In the event of the Tenant applying for disconnection of any of such supply or termination of any of such accounts at the expiration or sooner termination of this Agreement, the Tenant shall give to the Landlord sufficient prior notice in writing to enable the Landlord to make arrangement for the transfer of the said account. In the event that the supply of electricity and/or water to the said premises is disconnected without the said prior notice to the Landlord, the Tenant shall bear all costs and expenses whatsoever incurred by the Landlord of and incidental to the re-connection of such supply to the said premises and all such costs and expenses shall either be deducted by the Landlord (and the Tenant hereby expressly authorizes the Landlord so to do) from the deposit paid by the Tenant hereunder or be recoverable from the Tenant by the Landlord as a debt.

Pipes and Conduits	3.26	To permit the Landlord to erect use and maintain pipes and conduits in and through the said premises. The Landlord or his agents shall have the right to enter the said premises at all times to examine the same.

SECTION IV

LANDLORD’S OBLIGATIONS

4.	The Landlord hereby agrees with the Tenant as follows :-

Quiet Enjoyment	4.1	That the Tenant duly paying the rent and charges hereby agreed to be paid on the days and in the manner herein provided for payment of the same and observing and performing the agreements, stipulations, terms, obligations and conditions herein contained and on the Tenant’s part to be observed and performed shall peacefully hold and enjoy the said premises during the said term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

Government Rent	4.2	To pay the Air-Conditioning and Management Charges, rates and Government Rent (in so far as any of them not being payable by the Tenant hereunder) and the Property Tax payable in respect of the said premises.

SECTION V

RESTRICTIONS AND PROHIBITIONS

5.	The Tenant hereby agrees with the Landlord as follows :-

Installations and Alterations	5.1	(a)	Not without the previous written consent of the Landlord to erect, install, alter, affix, attach or build or permit or suffer to be erected, installed, altered, affixed, attached or built any fixtures and fittings, partitionings, architectural features, air-conditioning units or plants, radio or television aerials or other erections or fixtures and fittings or equipment or installations of any kind in the said premises or the said building or upon the roofs or through the windows or external walls thereof or any other part or parts thereof or without the like consent to make or permit or suffer to be made installations in or alterations or additions to the sprinkler system or any other fire protection or fire fighting system, equipment or apparatus or security system, equipment or apparatus, electrical/gas wiring/piping, air-conditioning ducting, lighting, fixtures and fittings or other Landlord’s fixtures and fittings or the furnishings or installations or to install or place or permit or suffer to be installed or placed any safe, equipment, furniture, plant, object, goods, apparatus or machinery which may impose a weight on any part of the flooring in excess of that for which it is designed or which requires any additional electrical/gas mains/ wiring/piping or which may consume electricity/gas not metered through the Tenant’s separate meter. In the event of breach of this covenant, the Tenant shall keep the Landlord fully indemnified against all loss, damages, claims and demands as a result thereof and shall make good any damage caused thereby to that part of the said building or any fixtures and fittings therein provided that the indemnification and the making good of such damage as aforesaid shall be without prejudice to any further right competent to the Landlord by virtue of such breach. For the avoidance of doubt, the Tenant shall comply with the directions and instructions of the Landlord regarding installation of all permitted erections fixtures and fittings equipment and shall at its own expense be responsible for their periodic inspection, maintenance and repair and for the replacement of defective wiring and parts and the Tenant shall be strictly liable for any damage caused by the installation, operation, defect or removal of the same.

(b)	Not to make or permit or suffer to be made any alterations in or additions to the mechanical or electrical installations in the said building nor to overload or permit or suffer to be overloaded the lifts or the electrical circuits within the said building nor to place or transport or install or use or permit or suffer to be placed or transported or installed or used any equipment, apparatus or machinery which may exceed the loading of the lifts or the electrical installations or the electrical main or wiring in the said building or which may consume electricity not metered through the Tenant’s separate meter.

(c)	Not to make or permit or suffer to be made any alterations to any installation or fixture so as to affect or be likely to affect the supply of water, electricity or other utility or service to or in the said building.

(d)	Not to make or permit or suffer to be made any external or structural alteration or other alteration or addition whatsoever to the said building or to the existing design or external appearance of the facade or elevations of the said building or the common areas or the common services and facilities thereof.

(e)	Not without the prior written consent of the Landlord which may be granted or withheld or granted subject to conditions imposed at its absolute discretion to change or in any way to alter (if any) the standard entrance doors provided by the Landlord for access to the said premises or to erect or install or alter or affix or attach or build or permit or suffer to be erected, installed, altered, affixed, attached or built any fixtures and fittings, partitions, doors, gates, metal grilles, shutters or any other erection or structure or installation whatsoever whether of a temporary or permanent nature in the said premises or in or at the doorway or entrance or staircase or roof in or on or to the said premises or the said building or at any of the fire exits therefrom or erect any such fixture or partition or door or gate or metal grille or shutter or alter or obstruct the position of any smoke lobby doors or fire escape means of the said building or any other fire protection or fire fighting systems equipment or apparatus that might in any way contravene the laws, bye-laws or regulations from time to time in force of the Fire Services Department or other competent authority concerned, nor in any other respect to contravene the same.

(f)	Any work hereunder for which the Landlord’s written consent shall have been first had and obtained shall be carried out and completed at the Tenant’s risk solely and shall in all respects fully comply with the Buildings Ordinance and any regulations thereunder and in carrying out any approved work hereunder the Tenant shall and shall cause its servants, employees, agents, contractors and workmen to cooperate fully with the Landlord and all authorised representatives, servants, employees, agents, contractors and workmen of the Landlord and with other tenants or contractors carrying out any work in the said building. The Tenant, its servants, employees, agents, contractors and workmen shall obey and comply with all instructions and directions which may be given by the Landlord and its authorised representatives and the manager of the said building in connection with the carrying out of such work.

(g)	In carrying out any work to the mechanical and electrical installations and/or wirings and/or the sprinkler systems and/or the fire protection and fire fighting systems, equipment and apparatus and/or the security systems, equipment and apparatus which has been previously approved by the Landlord, the Tenant shall use only a contractor approved in writing for the purpose by the Landlord at the expense of the Tenant and in such manner as the Landlord shall in its absolute discretion think fit and the Tenant shall also be solely responsible for all electricity and other charges thereby incurred.

(h)	The Tenant shall if required by the Landlord pay on demand all costs, charges and expenses (including legal costs and fees payable to architects, engineers and surveyors) which may be reasonably incurred by the Landlord in connection with any licence or consent granted for the work under this Clause.

Injury to Main Walls	5.2	Not to cut, maim, injure, drill into, mark or deface or permit or suffer to be cut, maimed, injured, drilled into, marked or defaced any doors, windows, window frames, walls, beams, ceilings, structural members or any part of the fabric of the said premises or any of the plumbing or sanitary or air-conditioning or water-heating apparatus or installation included therein or the fixtures and fittings in the said premises or the said building.

Damage to Walls, Ceilings and Floors	5.3	Not without the consent of the Landlord (which consent the Landlord shall not unreasonably withhold) to drive or insert or permit or suffer to be driven or inserted any nails, screws, hooks, brackets or similar articles into the ceilings, walls or floors of the said premises nor without the previous written consent of the Landlord to lay or use or permit or suffer to be laid or used any floor covering or do or permit or suffer to be done any other act or thing which may damage or penetrate the existing flooring, floor screed or slabs of the said premises or the said building.

Damage to Common Areas	5.4	Not to damage, injure or deface or permit or suffer to be damaged, injured or defaced any part of the structure, fabric or decorative features of the common areas and the common services and facilities including any stairs, gates, fences, hedges, trees, plants or shrubs therein or thereabout.

Nuisance or Annoyance	5.5	Not to do or permit or suffer to be done any act or thing which may be or become a nuisance or annoyance to the Landlord or to the tenants or occupiers of other premises in the said building or in any adjoining or neighbouring premises or which may in any way interfere with or affect or which is likely to interfere with or affect the management and the maintenance of the said Lot and the said building and it is agreed that a persistent breach by the Tenant of the terms of this Clause after warning in writing has been given by the Landlord to the Tenant shall amount to a breach of this Agreement justifying the Landlord exercising its rights of re-entry hereunder.

Noise	5.6	Not to cause or produce or permit or suffer to be produced at any time in the said premises any music or noise or vibration (including sound produced by broadcasting from radio, television or any apparatus or equipment capable of producing and reproducing sound) so as to be audible outside the said premises or any vibration or resonance or other form of disturbance nor to emit transmit or receive any microwaves by any unlicensed means of telecommunication or in any manner in contravention of the Telecommunications Ordinance (Chapter 106) or in interference with the use and enjoyment of broadcasting from radio or television of other owners, tenants or occupiers of adjacent or neighbouring premises or to do or cause or permit or suffer to be done any other acts or things in or on the said premises which is or are or may be or become a nuisance or annoyance to the owners, tenants or occupiers of adjacent or neighbouring premises or give rise to a cause for reasonable complaint and it is agreed that a persistent breach by the Tenant of the terms of this Clause after warning in writing has been given by the Landlord to the Tenant shall amount to a breach of this Agreement justifying the Landlord exercising its rights of re-entry hereunder.

Signs	5.7	Not to paint or exhibit or affix or display or permit or suffer to be painted or exhibited or affixed or displayed within or outside the said premises or any part thereof so as to be visible from outside the said premises any signboard, sign, decoration, advertising matter or other device whether illuminated or not nor to affix any writing, sign, signboard, decoration, advertising matter or other device in, at or above any part or parts of the common areas of the said building and the Landlord and/or the manager of the said building and their agents shall have the right to remove the same at the expense of the Tenant.

User	5.8	(a) Not to use, permit or suffer the said premises or any part thereof to be used for any purpose other than as office premises and the Tenant shall conduct therein only such business undertakings which are duly authorised licensed approved or permitted by the relevant and competent Government authorities and comply in all respects with the conditions terms and regulations relating to such business or imposed on the granting of the licence and/or approval in respect thereof.

		(b) Not to permit any person to remain in the said premises overnight without the prior written permission of the Landlord such permission shall only be given to enable the Tenant to post watchman to look after the contents of the said premises which shall not be used as sleeping quarters or as domestic premises within the meaning of any ordinance for the time being in force.

Illegal or Immoral Use	5.9	Not to use or cause or permit or suffer the said premises or any part thereof to be used for gambling or for any illegal or immoral or improper purposes.

Manufacture of Goods	5.10	Not to use or permit or suffer the said premises to be used for the purpose of the manufacture or making of goods and merchandise nor to conduct or permit any auction, closing down or similar sale of things or properties of any kind to take place in the said premises.

Unlawful or Dangerous Goods	5.11	Not to keep or store or permit or suffer or cause to be kept or stored in the said premises any unlawful goods or any arms, ammunition, gunpowder, salt-petre, petroleum, liquidfied petroleum gas, butane gas, kerosene or other explosive or combustible substance or dangerous, hazardous or prohibited goods within the meaning of the Dangerous Goods Ordinance (Cap.295) and the regulations made thereunder or any statutory modification or re-enactment thereof from time to time in force and to fully indemnify the Landlord against all actions, costs, claims and demands in respect of any breach or non-observance of this provision.

Obstructions	5.12	Not to use or cause or permit or suffer the entrances, lobbies, staircases, landings, corridors, passages, driveways and other common areas to be used for loitering or eating and not to place or leave or encumber or obstruct or permit or suffer to be placed or left or encumbered or obstructed with any boxes, furniture, articles, dust bins, chattels, goods, packaging, rubbish or other obstruction of any kind or nature any of the entrances, staircases, corridors, landings, passages, lobbies, driveways or other common areas and the Landlord and its authorised representatives shall be entitled without notice and at the Tenant’s expense to remove and dispose of as they see fit any such material aforesaid and the Landlord and its authorised representatives shall not thereby incur any liability to the Tenant or any other person whomsoever and the Tenant shall fully indemnify the Landlord against all loss, claims, damages or expenses as against the Landlord in respect thereof.

Prevention of Odours	5.13	Not to cause or permit or suffer any offensive or unusual odours or noxious smells which shall be offensive or unusual to be produced upon, permeate through or emanate from the said premises.

Animals, Pets	5.14	Not to keep or permit or suffer to be kept any animals or pets inside the said premises.

Subletting, Assigning	5.15	Not to assign, underlet, part with the possession of or transfer the said premises or any part thereof or any interest therein in any way nor permit or suffer any arrangement or transaction whether by way of sub-letting, lending, sharing or other means whereby any person or persons not a party to this Agreement obtains the use, possession, occupation or enjoyment of the said premises or any part thereof irrespective of whether any rental or other consideration is given therefor and in the event of any such transfer, sub-letting, lending, sharing, assignment or parting with the possession of the said premises this Agreement shall absolutely determine at the option of the Landlord and the Tenant shall forthwith vacate the said premises on notice to that effect from the Landlord. The tenancy hereby created shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing the following acts and events shall be deemed to be breaches of this Clause:-

(a)	In the case of a tenant which is a partnership the change in such partnership whether on the death or retirement of an existing partner or otherwise.

(b)	In the case of a tenant which is a corporation any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(c)	In the case of a tenant who is an individual the death, insanity or disability of that individual to the intent that no right to use, possess, occupy or enjoy the said premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or receiver of any such individual.

(d)	The change of the Tenant’s name without the previous written approval of the Landlord.

(e)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, occupy or enjoy the said premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

Breach of Government Lease or Deed of Mutual Covenant	5.16	Not to do or permit or suffer to be done any act, deed, matter or thing whatsoever which amounts to a breach of any of the provisions, terms, conditions and covenants of the Government Lease or Conditions under which the said Lot is held from the Government or of the Deed affecting the said building and to fully indemnify the Landlord against the consequences of any such breach.

Breach of Insurance Policy	5.17	Not to do or permit or suffer or cause to be done any act, deed, matter or thing whatsoever whereby the policy or policies of insurance on the said building or the said premises or any part or parts thereof against loss or damage by fire and/or other insurable perils and/or claims by or liabilities to third parties for the time being in force may be rendered void or voidable or whereby the rate of premium thereon may be increased Provided that if as the result of any act, deed, matter or thing done, permitted, suffered or caused by the Tenant or occupier of the said premises, the premium on any such policy or policies of insurance shall be increased the Landlord shall be entitled without prejudice to any other remedy hereunder to recover from the Tenant the amount of any such increase and the Tenant shall forthwith repay to the Landlord on demand all sums paid by the Landlord by way of increased or additional premium thereon and all expenses incurred by the Landlord in and about any renewal of such policy or policies arising from or rendered necessary by such breach and in the event of the said premises or the said building or any part or parts thereof being damaged or destroyed by fire or other insurable cause at any time and the insurance money under any insurance against fire or other such cause effected thereon being wholly or partially irrecoverable by reason solely or in part of the Tenant's act or default then and in every such case to forthwith pay to the Landlord the whole or (as the case may require) a fair proportion of the cost of completely rebuilding or reinstating the same.

Aerials	5.18	Not to erect any aerial on the roofs or walls of the said building or within the said premises and not to interfere with, remove, dismantle or alter those common aerials (if any) of the said building.

Air-conditioning	5.19	Not without the prior written consent of the Landlord to install air-conditioning facilities in addition to such facilities as are provided by the Landlord and to take all possible measures to prevent excessive noise, condensation or dripping onto any part of the said building in respect of all such air-conditioning facilities of the said premises.

No Touting	5.20	Not to tout or solicit or procure or conduct or permit or suffer any touting or soliciting for business or the distribution of any pamphlets, notices or advertising matters outside the said premises or anywhere within the said building or the estate or development of which the said building forms part by the Tenant or any of the Tenant’s servants, employees, agents or licensees.

Use of Common Areas	5.21	Not to use the common areas and the common services and facilities of the said building save and except in accordance with the directions of the Landlord or the manager of the said building or their authorised representatives or the general rules or the car park rules or the club rules (if any).

Food Restriction	5.22	Not to cook, prepare or consume any food on or in the said premises except preparation and consumption of light meals or refreshments by the Tenant and/or the Tenant’s employees or guests.

Flat Roof(s) and Window(s)	5.23	(a)	Unless otherwise agreed upon or permitted under this Agreement not to add any furnishing or decoration to (if any) air-conditioner canopy(ies), flat roof(s) and window(s) of the said premises. For the better observance of this Clause the Landlord reserves the right to order the removal of any item of the Tenant’s decoration, fixture, fitting, furnishing or finishing in or on the said premises visible from outside the said building which shall be objectionable in the Landlord’s opinion.

		(b)	Not to throw or permit to be thrown or dropped any article, rubbish or other things from (if any) flat roof(s) or from any windows of the said premises and in particular not to permit the construction thereon or the extension or suspension therefrom of any object, apparatus or structure whatsoever and it is agreed that a persistent breach by the Tenant of the terms of this Clause shall amount to a breach of this Agreement justifying the Landlord exercising its rights of re-entry hereunder.

SECTION

VI EXCLUSIONS

6.1.	The Landlord and its agents shall not in any circumstances be liable to the Tenant, occupier or any other person whomsoever:-

Common Services and Facilities	(a)	In respect of any loss of life or loss, injury or damage to person or property or for any disruption or inconvenience caused to or sustained by the Tenant, occupier or any such other person caused by or through or in any way owing to any defect in or failure or breakdown or suspension of the lifts escalators and air-conditioning system (if any) condenser water supply system (if any) electric power and water suppliers, or any other common services and facilities provided in the said building for any reason whatsoever including negligent or wrongful acts or omissions by independent contractors; or

Electricity/Gas/Water Supply	(b)	In respect of any loss of life or loss, injury or damage to person or property or for any disruption or inconvenience caused to or sustained by the Tenant, occupier or any such other person caused by or through or in any way owing to any failure, malfunction, explosion or suspension of the electricity or power or gas or water supply or other utility to the said building or the said premises for any reason whatsoever; or

Fire and Overflow of Water, Vermin	(c)	In respect of any loss of life or loss, injury or damage to person or property or for any disruption or inconvenience caused to or sustained by the Tenant, occupier or any such other person caused by or through or in any way owing to the escape or spread of fire, smoke or fumes or any other substance or thing or overflow or leakage of water or vibrations from anywhere within the said building or the influx of rain water or sea water into the said building or the said premises or typhoon, landslide, subsidence of the ground or the flooding or the activity of termites, roaches, mice, rats or other pests or vermin in the said building or the act neglect default or omission of the tenants and occupiers of neighbouring premises or the defective or damaged condition of the said premises or the said building or the furnishings, fixtures and fittings therein or the dropping or falling of any article whatsoever from neighbouring premises; or

Non-enforcement	(d)	In respect of any loss or damage howsoever caused by or through any non-enforcement of the provisions of the Deed in respect of the said building and such general rules, car park rules and club rules as may from time to time be made in accordance with the provisions of the Deed or non-observance thereof by any third party; or

Security	(e)	For the security or safekeeping of the said premises or the said building or any persons or contents therein and in particular but without prejudice to the generality of the foregoing the provision by the Landlord and/or its agents of any watchman and caretaker or any mechanical or electrical alarm systems (if any) of whatever nature shall not create any obligation on the part of the Landlord as to the security of the said premises or any contents therein and the responsibility for the same shall at all times rest with the Tenant; or

Vehicles	(f)	For the security or supervision of or for any damage to or loss of vehicles or accessories or injury to persons or any damage resulting therefrom.

	And the Tenant shall indemnify and keep the Landlord fully indemnified against all claims and demands whatsoever made upon the Landlord by any servant agent employee contractor or licensee of the Tenant or any other person claiming through or under the Tenant as a result of any such loss or injury or damage aforesaid nor shall the rent and other charges hereinbefore mentioned or any part thereof abate or cease to be payable on account of the happening of any of the foregoing.

Exemptions Extend to Landlord’s Agent and Manager	6.2	The Tenant hereby acknowledges that the exemptions contained in this Section also extend to the Landlord’s agent(s) and the manager of the said building; or

No Duty for Landlord to Insure	6.3	Nothing in this Section shall be construed as imposing on the Landlord or the manager of the said building any duty to insure against any of the above liabilities.

SECTION VII

ABATEMENT OF RENT

Abatement	7.	If the said premises or the said building or any part thereof shall at any time during the said term be destroyed or damaged or become inaccessible owing to fire, water, storm, typhoon, defective construction, white ants, earthquake, subsidence of the ground, act of God, force majeure or any calamity or cause beyond the control of the Landlord or the Tenant and not attributable directly or indirectly to any act or default or neglect or omission of the Tenant his servants agents employees contractors or licensees so as to be rendered unfit for use and occupation or inaccessible and the policy or policies of insurance for such risk effected by the Landlord shall not have been vitiated or payment of the policy moneys refused in whole or in part in consequence of any act or default or neglect or omission of the Tenant or if at any time during the continuance of this Agreement the said premises or the said building shall be condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the said premises or the said building the happening of which is not attributable directly or indirectly to any act or default or neglect or omission of the Tenant his servants agents employees contractors or licensees then the rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or order made shall after the expiration of the then current calendar month be suspended until the said premises or the said building shall have been reinstated or again be rendered accessible and fit for use and occupation PROVIDED THAT the Landlord shall be under no obligation to repair or reinstate the said premises or the said building if in its opinion it is not reasonably economical or practicable so to do and PROVIDED FURTHER THAT in circumstances when the whole or substantially the whole of the said premises has been rendered inaccessible or unfit for use and occupation and should the said premises not have been reinstated or rendered accessible in the meantime either the Landlord or the Tenant may at any time after three (3) months from the occurrence of such damage or destruction or order give to the other of them notice in writing to determine this Agreement and thereupon the same and everything herein contained shall cease and be void as from the date of the occurrence of such damage or destruction or order or of the said premises becoming inaccessible or unfit for use and occupation but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements, stipulations, terms and conditions herein contained or of the Landlord in respect of the rent or other charges payable hereunder prior to the occurrence of such damage or destruction or order.

SECTION VIII

DEFAULT

	8.	It is hereby further expressly agreed and declared as follows :-

Default	8.1	If the rent and/or other charges payable hereunder or any part thereof shall be unpaid for fifteen (15) days after the same shall have become payable (whether legally or formally demanded or not ) or if the Tenant shall fail or neglect to observe or perform any of the agreements, stipulations or conditions herein contained and on the Tenant’s part to be observed and performed or if the Tenant shall stop or suspend payment of its debts or be unable to or admit inability to pay its debts as they fall due or enter into any scheme of arrangement with its creditors or have an encumbrancer take possession of any of its assets or in circumstances in which the Landlord shall have reasonable grounds to believe that the ability of the Tenant to pay the rent and other charges hereby reserved and to observe and perform its obligations under this Agreement shall have been prejudiced or put at risk or have a receiving order made against it or in such circumstances as aforesaid fail to satisfy any judgment that may be given in any action against it after final appeal or if the Tenant shall become bankrupt or being a corporation shall go into liquidation or if any petition shall be filed for the winding up of the Tenant or if the Tenant shall otherwise become insolvent or make any composition or arrangement with creditors or shall suffer any execution to be levied on the said premises or otherwise on the Tenant’s goods or the Tenant continues to cause unnecessary annoyance inconvenience or disturbance to the Landlord after warning in writing has been served by the Landlord on the Tenant then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter on and upon the said premises or any part thereof in the name of the whole whereupon this Agreement shall absolutely cease and determine but without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance or non-performance by the Tenant of any of the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed and to the Landlord’s right to deduct all loss and damage thereby incurred from the deposit paid by the Tenant in accordance with Section IX hereof and without prejudice to the generality of the foregoing the Landlord shall also be entitled to forbid such defaulting Tenant and its agents employees servants licensees and visitors from using the services and amenities of the said premises and/or the said building until such default or breach has been rectified and the Landlord and/or the manager of the said building shall not incur any liability to the Tenant for any loss or damage suffered by the Tenant as a result thereof provided always that the rights and remedies given to the Landlord hereunder shall be deemed cumulative remedies and shall not prejudice any right of action or any remedy of the Landlord for the recovery of any rent and/or other moneys due to the Landlord from the Tenant.

Exercise of Rights	8.2	A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of determination and/or re-entry herein contained shall be a full and sufficient exercise of such power without physical entry on the part of the Landlord notwithstanding any statutory or common law provision to the contrary. All costs and expenses incurred by the Landlord in demanding payment of the rent and other charges payable hereunder (if the Landlord elects to demand) and in exercising its rights and/or remedies or in attempting to do so shall be paid by the Tenant and shall be recoverable from the Tenant as a debt.

Acceptance of Rent	8.3	Acceptance by the Landlord of rent and/or interest and/or other charges payable by the Tenant hereunder shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach, non-observance or non-performance by the Tenant of any of the agreements, stipulations, terms and conditions herein contained and on the Tenant’s part to be observed and performed notwithstanding any rule of law or equity to the contrary.

Acts of Contractors, Guests, Servants, Agents, Licensees and Visitors	8.4	For the purpose of this Agreement, any act, default, neglect or omission of any servant, agent, family member, guest, visitor, employee, contractor or licensee (as hereinbefore defined) of the Tenant or occupier of the said premises shall be deemed to be the act, default, neglect or omission of the Tenant.

Distraint	8.5	For the purposes of distress for rent in terms of Part III of the Landlord and Tenant (Consolidation) Ordinance (Cap.7) or any statutory modification or re-enactment thereof for the time being in force and of this Agreement the rent payable in respect of the said premises shall be and be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof.

SECTION IX

DEPOSIT

Deposit	9.1	The Tenant shall on the signing hereof and before it shall be entitled to possession of the said premises at the commencement of the said term and at such other times (if any) during the said term deposit and maintain with the Landlord the sum or sums specified in Part VII of the First Schedule hereto (hereinafter referred to as “the said deposit”) to secure the due observance and performance by the Tenant of the agreements, stipulations, terms and conditions herein contained and on the Tenant’s part to be observed and performed. The said deposit shall be retained by the Landlord throughout the said term and the currency of this Agreement free of any interest to the Tenant with the right for the Landlord (without prejudice to any other rights or remedy hereunder) to deduct therefrom the amount of any rent and other charges payable hereunder and any costs expenses loss or damage sustained by the Landlord as a result of any non-observance or non-performance by the Tenant of any of the said agreement, stipulations obligations or conditions, in which event the Tenant shall as a condition precedent to the continuation of the said term hereby created forthwith on demand by the Landlord deposit with the Landlord the amount so deducted and if the Tenant shall fail so to do the Landlord shall forthwith be entitled to re-enter on the said premises or any part thereof in the name of the whole and to determine this Agreement but without prejudice to any right of action by the Landlord in respect of any aforementioned outstanding breach or non-observance or non-performance by the Tenant.

Increase of Deposit	9.2	Should increase in rent during the said term be provided for herein or should the Tenant’s share of the Air-Conditioning and Management Charges payable by the Tenant hereunder be increased, the Tenant shall upon such increase becoming applicable pay to the Landlord by way of an increase in the said deposit a sum proportional to the said increase in rent and/or Air-Conditioning and Management Charges in order to restore the ratio of the said deposit to the rent plus the Tenant’s share of the Air-Conditioning and Management Charges to that previously subsisting and the payment of such increase shall be a condition precedent to the continuation of this Agreement.

Repayment of Deposit	9.3	Subject as aforesaid a sum equivalent to the amount of the said deposit shall be refunded to the Tenant by the Landlord without interest within forty five (45) days after the expiration of this Agreement and the delivery of vacant possession of the said premises to the Landlord and after the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any arrears of rent and other charges payable by the Tenant hereunder and any breach, non-observance or non-performance of any of the agreements, stipulations, terms and conditions herein contained and on the part of the Tenant to be observed and performed whichever shall be the later. For the avoidance of doubt, the parties hereto declare and acknowledge that the said deposit is not paid over and held hereunder as a trust property and/or upon any trust, express or implied, that the said deposit needs not be segregated from other monies of the Landlord.

Deposit Not Rent	9.4	In no event shall the Tenant be entitled to treat payment of the said deposit as payment of the rent and other charges hereby reserved.

Transfer of Deposit	9.5

Without prejudice to the right of the Landlord to earlier terminate this Agreement in the event of sale of the said premises or the said building as provided in this Agreement, the Tenant hereby expressly agrees, consents and authorises the Landlord to transfer the said deposit paid under this Agreement to the new owner(s) or the purchaser(s) (as the case may be) of the said premises in the event of the Landlord assigning or selling the said premises to new owner(s) or purchaser(s) at any time during the continuance of this Agreement subject to and with the benefit of this Agreement, and the Landlord shall procure the new owner(s) or the purchaser(s) (as the case may be) to undertake in favour of the Tenant to refund the said deposit to the Tenant in accordance with the terms and conditions of this Agreement whereupon the Landlord’s obligation to refund the said deposit herein contained shall be determined and discharged. Further but without prejudice to the generality of the aforesaid, the Tenant shall within seven (7) days upon request being made by the Landlord and at the costs and expense of the Landlord (if both parties shall retain the same solicitors), or each party shall pay its own solicitors costs and expense (if separately represented), enter into an agreement or memorandum with the Landlord and/or the new owner(s) or the purchaser(s) (as the case may be) to effectuate the purpose as aforesaid.

SECTION X

INTERPRETATION AND MISCELLANEOUS

Condonation Not a Waiver	10.1	No condoning, excusing, giving of time or overlooking by the Landlord of any default, breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s agreements, stipulations, terms, conditions and obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and in no way shall be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future in respect of similar or other matters unless expressly so provided.

Definition of Common Areas and Common Services and Facilities	10.2	(a)	The common areas referred to in this Agreement shall mean the following:-

(i)	Such parts of the said building as may be designated under the Deed in respect of the said building as common areas for use in common by the co-owners for the time being of the said building; and

(ii)	Such other parts of the said building as may from time to time and at any time be so designated by the Landlord and/or the manager of the said building;

(b)	The common services and facilities referred to in this Agreement shall mean the following :-

(i)	Such services and facilities as may be designated under the Deed in respect of the said building as common services and facilities for the use in common by or benefit of the co-owners for the time being of the said building; and

(ii)	Such other services and facilities within the said building as may from time to time and at any time be so designated by the Landlord and/or the manager of the said building;

Provided always that the Landlord and/or the manager of the said building shall also have the full and unrestricted right and power from time to time and at any time without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant therefor to designate redesignate reallocate and/or partition such part or parts of the common areas and/or the common services and facilities and (if any) the recreational areas and facilities on the said building for the use of any person or persons and at such charges (if any) as the Landlord and/or the manager of the said building may see fit and to erect install restrict and/or alter the arrangement and/or the location and/or the accessibility of the same (such as entrances passageways doors doorways corridors landings staircases lobbies lifts escalators toilets) and the Tenant shall not raise any objection thereto and shall not have any recourse or remedy in any manner whatsoever.

Name of Development	10.3	The Landlord reserves the right to name or to change or to consent to the change of the name of the said building with or to any such name or style as it may determine and at any time and from time to time to change, alter, substitute or abandon any such name or style in its absolute discretion and without compensation to the Tenant and without the same constituting an actual or constructive eviction of the Tenant and without the Landlord incurring any liability to the Tenant therefor whether for any loss, injury, damage, annoyance or inconvenience which the Tenant may suffer as a consequence of any change of name of the said building. The Landlord shall however give the Tenant, the Post Office and other relevant Government Authority(ies) reasonable notice of its intention to do as aforesaid or (as the case may be) of the aforesaid naming or change of name.

Introduction of Rules and Regulations	10.4	The Landlord or its agents and/or the manager of the said building shall be entitled from time to time and by notice in writing to the Tenant to make introduce and subsequently amend adopt or abolish if necessary such rules and regulations as they may consider proper or necessary for the management and maintenance of the said premises and/or the said building.

Service of Notices	10.5	Save as herein otherwise agreed and stipulated, any notice required to be served hereunder shall if to be served on the Tenant be sufficiently served if addressed to the Tenant and sent by prepaid post to or delivered at the said premises or the Tenant’s last known place of business or registered office or residence in Hong Kong and if to be served on the Landlord shall be sufficiently served if addressed to the Landlord and sent by prepaid post to or delivered at the address given in Part I of the Schedule hereto or any other address which the Landlord may notify to the Tenant from time to time. A notice sent by prepaid post shall be deemed to be given at the time and date of posting.

No Fine	10.6	The Tenant expressly declares and acknowledges that no fine, premium, key money, construction money or other consideration has been paid by the Tenant or the Landlord for the grant of this Agreement.

Exclusion of Warranties	10.7	This Agreement sets out the full agreement reached between the parties and no other representations have been made or warranties given relating to the Landlord or the Tenant or the said building or the said premises and if any such representation or warranty has been made, given or implied the same is hereby waived. The Tenant hereby declares and confirms that it has duly inspected the said premises and is fully satisfied with the current state and condition of the said premises and the furnishings (if any) and finishes therein. The parties hereto agree that the said premises will be let to the Tenant by the Landlord in the state and condition as at the date of the signing of this Agreement and no warranty or representation whatsoever has been given or is made by the Landlord or its agents regarding the said premises and in particular but without prejudice to the generality of the foregoing, no warranty or representation is made by the Landlord or its agents regarding the state and condition of the said premises or the said building or the furnishings (if any) or the installations and appliances therein or the user thereof.

Special Conditions	10.8	The parties hereto hereby agree that they shall respectively be bound by and entitled to the benefit of the Special Conditions (if any) contained in the Second Schedule hereto as if the same form an integral part of this Agreement, and in the event of conflict between any of the Special Conditions and any of the provisions in the main body of this Agreement the former shall prevail.

Joint and Several Liability	10.9	Where more than one person is named as the Tenant in Part II of the First Schedule hereto all such persons shall sign this Agreement and shall be jointly and severally liable for the performance and observance of the terms, conditions and agreements contained herein and on the part of the Tenant to be performed and observed.

Genders and Plurals	10.10	In this Agreement unless the context otherwise requires words herein importing the masculine gender shall include the feminine and neuter genders and vice versa and words herein in the singular shall include the plural and vice versa and references to persons include bodies corporate and unincorporate and the term “the Landlord” shall include its agents.

Marginal Notes, Headings and Index	10.11	The marginal notes, headings and index are intended for guidance only and do not form part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto or in any way affected or limited thereby.

Stamp Duty and Costs	10.12	(a)	This Agreement is drafted and prepared by the Landlord, and the Tenant hereby acknowledges that it has all along been fully aware of its right to take independent advice on this Agreement, its content, meanings and effect, its completion and signing and that prior to the signing hereof at least a copy of this Agreement in its draft form has been sent to it for comment and/or agreement that the Tenant has thoroughly understood the content of this Agreement and agrees to be bound hereby at its own free will by the act of having this Agreement signed by it in case the Tenant is not legally represented hereon.

(b)	Should the Tenant choose to be legally represented on the matter relating to this Agreement, the Tenant shall bear and pay its own legal costs and such disbursement as may be charged by its solicitors hereof and incidental hereto, unless both the Landlord and Tenant are legally represented hereon by the same solicitors where the legal costs and disbursements of and incidental to the preparation, completion and signing of this Agreement shall be borne by the parties hereto in equal shares.

(c)	Should the parties hereto be legally represented separately each party shall bear and pay its own legal costs and such disbursements as may be charged by its own solicitors hereof and incidental hereto.

(d)	Notwithstanding and without affecting and limiting the generality of the provisions of sub-clauses (a), (b) and (c) hereinabove, the stamp duty and (if any) registration fee and other disbursements of the Landlord in connection with this Agreement and its counterpart shall be borne by the parties hereto in equal shares. Unless otherwise agreed the stamping and (if applicable) registration of this Agreement and its counterpart shall be done by or through the Landlord that upon demand by the Landlord, the Tenant shall forthwith pay to the Landlord the Tenant’s share of the stamp duty and registration fee aforesaid.

Each Provision Independent and Severable	10.13	Each and every part of the clause sub-clause term condition stipulation or provision in this Agreement, save and except otherwise specified, shall be construed as an independent and severable part of the clause, sub-clause term condition stipulation or provision in this Agreement. In the event that any part of the clause, sub-clause term condition stipulation or provision is found to be illegal invalid or unenforceable such part of the clause, sub-clause term condition stipulation or provision shall be deemed to have been severed from this Agreement and shall not affect the validity and enforceability of the other part of the clause, sub-clause, term condition stipulation or provision and the other clauses, sub-clauses terms conditions stipulations or provisions of this Agreement.

Early Termination on Redevelopment Etc.	10.14	If the Landlord shall resolve to sell or redevelop or demolish or re-build or refurbish or renovate the said premises or the said building or any part(s) thereof (which intention shall be sufficiently and conclusively evidenced by a copy of the Resolution of its Board of Directors and, in case of the sale as aforesaid, of the sale contract certified by its Secretary or one of its Directors or a solicitor to be true and correct copy) then in any of such events the Landlord shall be entitled to give not less than six (6) months’ notice in writing to be given and to expire on any day of any calendar month to terminate this Agreement and immediately upon the expiration of such notice this Agreement shall notwithstanding any provisions to the contrary in this Agreement be terminated and the Tenant’s right to occupy and remain in the said premises shall cease notwithstanding any rule of law or equity or any prior agreement(s) and the Tenant shall forthwith deliver up vacant possession of the said premises to the Landlord without any claim, costs or compensation whatsoever but without prejudice to the rights and remedies of the Landlord against the Tenant in respect of any antecedent claim or breach of any of the covenants restrictions stipulations or conditions herein contained. “Redevelopment” and/or “demolition” for the purposes of this Clause shall mean the redevelopment and/or demolition of the said building wholly or a substantial part(s) (but not necessarily a major part) thereof whether or not including any main walls exterior walls or roof of the said premises and whether or not any part thereof is to be re-built or redeveloped or reconstructed in the same or any other manner, and “refurbishment” and/or “renovation” for the purposes of this Clause may or may not include redevelopment or demolition or rebuilding of the said building or any part thereof.

Time	10.15	The parties hereto agree that time shall in all respect be of the essence of this Agreement.

Governing Law	10.16	This Agreement shall be governed by and construed in accordance with the laws of the HKSAR and the parties hereto shall submit to the non-exclusive jurisdiction of the courts of the HKSAR.

Rights of Third Party	10.17	(a)	Save as provided in sub-clause (b) below, the Landlord and the Tenant do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap.623) (the “Rights of Third Parties Ordinance”).

(b)	Subject to the provisions contained in this Clause, each of the following third parties (each being a “Designated Third Party”) shall have the benefit of and may enforce this Agreement pursuant to the Rights of Third Parties Ordinance:-

(i)	the manager of the said building; and

(ii)	the Landlord’s successor(s) in title and assign(s).

(c)	This Agreement may be varied from time to time or (where such right of rescission exists) rescinded without the consent of any Designated Third Party or any other person who is not a party to this Agreement and section 6(1) of the Rights of Third Parties Ordinance shall not apply to this Agreement.

IN WITNESS whereof this Tenancy Agreement has been duly signed by the parties hereto the day and year first above written.

THE FIRST SCHEDULE

PART I

THE LANDLORD

SHK SHEUNG SHUI LANDMARK INVESTMENT LIMITED, whose registered office is situated at 45th Floor, Sun Hung Kai Centre, 30 Harbour Road, Hong Kong.

PART II

THE TENANT

KAYSER LIMITED, whose registered office is situated at Room 1803A, 18th Floor, Landmark North, 39 Lung Sum Avenue, Sheung Shui, New Territories, Hong Kong.

PART III

THE SAID PREMISES

OFFICES NOS. 1823-1823A on LEVEL 18 of “LANDMARK NORTH”, No.39 Lung Sum Avenue, Shek Wu Hui, Sheung Shui, New Territories, Hong Kong (herein called “the said building”) erected on FANLING SHEUNG SHUI TOWN LOT NO.94 as for the purpose of identification only shown on the plan attached hereto and thereon coloured pink.

PART IV

TERM OF TENANCY

For the term of THREE (3) YEARS commencing on the 21st day of March 2020 and expiring on the 20th day of March 2023 (both days inclusive).

PART V

PARTICULARS OF RENT

The monthly rental (exclusive of Air-conditioning and Management Charges and rates, which are payable by the Tenant) for the said premises for the said term shall be:-

(i)	From 21st March 2020 to 20th March 2021 (both days inclusive) – HONG KONG DOLLARS FORTY FIVE THOUSAND THREE HUNDRED FORTY FOUR (HK$45,344.00) ONLY;

(ii)	From 21st March 2021 to 20th March 2022 (both days inclusive) – HONG KONG DOLLARS FORTY SEVEN THOUSAND EIGHT HUNDRED AND FORTY (HK$47,840.00) ONLY; and

(iii)	From 21st March 2022 to 20th March 2023 (both days inclusive) – HONG KONG DOLLARS FIFTY THOUSAND THREE HUNDRED AND THIRTY SIX (HK$50,336.00) ONLY.

PART VI

AIR-CONDITIONING AND MANAGEMENT CHARGES

The monthly Air-Conditioning and Management Charges at the commencement of the said term shall be HK$11,232.00, which shall be subject to revision during the said term.

PART VII

THE SAID DEPOSIT

RENTAL DEPOSIT	HK$	151,008.00
AIR-CONDITIONING AND MANAGEMENT CHARGES DEPOSIT	HK$	33,696.00
(Being 3 months’ largest rental and 3 months’ air-conditioning and management charges)	HK$	184,704.00

PART VIII

AIR-CONDITIONING OPERATING HOURS

8:00 a.m. to 7:00 p.m. on Mondays to Fridays and 8:00 a.m. to 2:00 p.m. on Saturdays but no air-conditioning shall be supplied on Sundays and Public Holidays Provided that the Landlord shall neither be liable to pay compensation to the Tenant in respect of any period during which due to circumstances beyond the control of the Landlord the proper operation of the air-conditioning plant shall be interrupted as a result of mechanical failure or need for repair or overhaul nor shall the Landlord be liable thereby to grant any abatement of rent in respect of such interruption. The Landlord and/or the manager of the said building also reserve the right to vary the said hours from time to time as the Tenant may be notified of in writing.

THE SECOND SCHEDULE

SPECIAL CONDITIONS

1.	The Special Conditions and the Standard Requirements and Provisions and the Landlord’s M & E Provisions as contained in, if any, the Confirmation of Tenancy preceding hereto shall, in so far as the same is/are still applicable, take effect and bind the parties hereto as if the said Conditions and Provisions were repeated herein forming an integral part of this Agreement.

2.	The Tenant shall at its own costs reinstate the said premises to a “bare shell” state and condition and to the Landlord’s satisfaction and reinstate the ceilings of the said premises to such state, layout and condition as the Landlord may then instruct the Tenant and shall deliver vacant possession of the said premises reinstated as abovesaid to the Landlord upon expiry or earlier termination of this Agreement.

3.	The Tenant acknowledges that the Landlord shall have the right to carry out renovation and/or alteration and/or addition works within, outside and/or above the said building which may result in the making of noise and vibration and emission of dust and other substances and other forms of disturbance and that fitting out works will be carried out by the Landlord and/or other tenants (including but not limited to alteration works and mechanical and electrical works) which may cause inconvenience to the Tenant and that the Tenant hereby agrees that it shall not make any complaint and shall not be entitled to any abatement of rent or any claims/compensation of whatever nature against the Landlord or its agent(s) or the manager of the said building in relation to the said works.

4.	The Tenant shall at its own costs use the contractor(s) approved by the Landlord in respect of any mechanical and electrical works.

5.	The Tenant acknowledges that the Landlord shall have the absolute right at all times to designate or re-designate any toilets, lifts or common facilities located on any floor(s) to be used by any particular tenant(s) or occupier(s).

6.	The parties hereto acknowledge and confirm that this Agreement is made and entered into in renewal of the letting of the said premises created under a Tenancy Agreement made between the Landlord as the landlord and the Tenant as the tenant dated the 18th day of May 2017 (hereinafter called “the Previous Agreement”). Upon signing of the Previous Agreement the Tenant paid to the Landlord a sum of HK$166,296.00 as deposit (hereinafter called “the Previous Deposit”). In the light of such said renewal, it is agreed as follows:-

(a)	The Previous Deposit shall upon or (as the case may be) before the signing hereof be transferred and applied towards payment of the deposit payable by the Tenant hereunder and the shortfall in the sum of HK$18,408.00 shall be paid by the Tenant to the Landlord upon or (as the case may be) before the signing hereof. Upon the transfer as aforesaid, the Landlord shall cease to be in any liability or obligation whatsoever to refund to the Tenant the Previous Deposit or any part thereof as if the same had been fully and duly refunded by the Landlord to the Tenant pursuant to the relevant provision(s) of the Previous Agreement.

(b)	In the light of the aforesaid renewal of tenancy, the Landlord shall be deemed to have given vacant possession of the said premises to the Tenant hereunder immediately upon the commencement of the said term, and on an “as is” basis.

SIGNED by Lo King Wai,	)
)
the authorized person of Sun Hung Kai Real	)
)
Estate (Sales and Leasing) Agency Limited,	)
)
the Agent for the Landlord, whose signature(s))
)
is/are verified by :-

SIGNED by	)
ROLAND WALTER KOHL	)
CEO	)
(being the person(s) duly authorized and	)
)
approved by the Board of Directors of the	)
)
Tenant) for and on behalf of the Tenant	)
)
in the presence of :-)

WITNESS NAME : CHEUNG CHI WAI, VIVIAN

RECEIVED the day and year first above written	)
)
of and from the Tenant the sum of HONG KONG	)	HK$184,704.00
)
DOLLARS ONE HUNDRED EIGHTY FOUR	)
)
THOUSAND SEVEN HUNDRED AND FOUR	)
)
ONLY (transferred and paid as aforesaid) being the	)
)
deposit money above expressed to be payable	)
)
by the Tenant to the Landlord.	)

Landmark North (F.S.S.T.L. 94) Level 18 Floor Plan

(For Identification purposes only, not to scale)

(Floor layout is strictly subject to changes at the landlord’s ultimate determination and the final approval of all relevant government authorities)